EXHIBIT 10.74

INTERNATIONAL DISTRIBUTOR AGREEMENT

This International Distributor Agreement (“Agreement”) is entered into in as of January 27th, 2010 (“Effective Date”), between Zap, a California corporation with offices at 501 4th Street Santa Rosa, CA 95401 (“ZAP”), and Samyang Optics, a corporation with offices at 654-4 Bongamdong, Masan, Korea (“Distributor”).

In consideration of the mutual promises contained herein, the parties agree as follows:

1.   DEFINITIONS

(a)   “Confidential Information” means any confidential information, verbal or written, relating to or used in the business of the other party that a party may obtain during the Term of this Agreement (the Confidential Information”). Confidential Information excludes information that: (i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information; (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement, by the receiving party; or (vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement.

(b)   “Customer” shall mean, with respect to a Vehicle, any person or entity that purchases the Vehicle for use and not for further distribution.

(c)   “Customer Materials” shall have the meaning ascribed thereto in Section 7.

(d)   “Vehicles” shall mean those passenger vehicles listed in Exhibit A, as amended from time to time.

(e)   “Vehicle Prices” shall have the meaning ascribed thereto in Section 3(b).

(f)   “Territory” shall mean the geographic area comprising the Republic of Korea as of the Effective Date of this Agreement.

(g)   “Trademark” shall have the meaning ascribed thereto in Section 10.

2.   APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

(a)   Appointment. Subject to the terms and conditions set forth herein, ZAP hereby appoints Distributor as ZAP’s distributor for the Vehicles to Customers in the Territory and Distributor hereby accepts such appointment. Subject to the terms and conditions of this Agreement including Exhibit B hereto, Distributor’s appointment shall be “exclusive” for the Territory and shall be renewable in accordance with Section 8(a), which means that ZAP shall not appoint another distributor for the Vehicle for the Territory during the term of this Agreement or any renewal of this Agreement provided that Distributor has satisfied its Sales Quota as set forth in Section 6(a) of this Agreement.

(b)  Restrictions. Distributor (to the extent Distributor is not prohibited under law) shall not, and shall not authorize a third party, to (a) distribute Vehicles to third parties located outside the Territory, or to third parties that Distributor has reason to know will distribute the Vehicles outside of the Territory; or (b) solicit orders for Vehicles from parties located outside the Territory. Nothing in this Agreement shall be deemed as a restriction on ZAP’s right to appoint distributors for locations other than the Territory.

(c)  Distributor’s Responsibility. Distributor shall engage or invest in the required resources to pursue sales policies and procedures to promote the sales of the Vehicles and shall obtain all required approvals or certifications under all local, Korean or other applicable laws or regulatory authorities, provide technical Vehicle support, including customer training and system installation, in the Territory. Distributor shall not be the agent or distributor for any manufacturer or supplier whose goods compete against the Vehicles during the term of this Agreement.

(d)  Independent Contractors. The relationship of ZAP and Distributor established by this Agreement is that of independent contractors, and nothing in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with each party’s business are the sole responsibility of such party. Each party shall be solely responsible for, and shall indemnify and hold the other party free and harmless from, any and all claims, damages or lawsuits (including attorneys’ fees) arising out of the acts of such party, its employees or its agents.

(e)  Manufacturing and Assembly Rights. ZAP and Distributor shall negotiate in good faith to enter into an agreement as soon as practicable after the date of this Agreement pursuant to which Distributor would have the right to manufacture and assemble the Vehicles in the Territory during the term of this Agreement.

3.   TERMS OF PURCHASE OF VEHICLES BY DISTRIBUTOR

(a)  Terms and Conditions. All purchases of Vehicles by Distributor from ZAP during the term of this Agreement shall be subject to the terms and conditions of this Agreement, and specifically the exclusivity of the distribution is subject to the Distributor achieving the agreed to requirement in annual sales quota, which is reset at the end of each yearly term.

(b)  Prices. All prices are F.O.B. (as defined in Section 2319 of the California Uniform Commercial Code) ZAP’s designated facility. The purchase price to Distributor for each of the Vehicles (“Purchase Price”) shall be as set forth in Exhibit A attached hereto. ZAP shall have the right to modify the prices in Exhibit A at its sole discretion, upon thirty (30) days written notice to the Distributor prior to the effective date of the price change. Price increases shall not affect unfulfilled purchase orders accepted by ZAP prior to the effective date of the price increase.

(c)  Taxes, Duties, Tariffs and License Fees. The Purchase Price does not include any taxes (including any excise, sales, use, value added, withholding, and similar taxes), customs duties, tariffs or license fees, and payments to ZAP are payable in full without reduction for any such taxes, duties, tariffs or fees. Distributor shall be responsible for and shall indemnify ZAP for any appropriate taxes, customs duties, tariffs and license fees actually paid by ZAP, based on payments to ZAP hereunder or on the use or possession by Distributor and any customers of Vehicles or support or repair services, but excluding United States federal, state and local taxes based on ZAP’s net income.

(d)  Order and Acceptance. All orders for Vehicles submitted by Distributor shall be initiated by written purchase orders sent to ZAP during the term of this Agreement; provided, however, that an order may initially be placed by facsimile if a conformational written purchase order is received by ZAP after said facsimile order. ZAP shall use its reasonable commercial efforts to notify Distributor of the acceptance or rejection of an order and of the anticipated delivery date for accepted orders within thirty (30) days after receipt of the purchase order. All orders that are accepted would require initial 30% down payment prior to shipment, and upon acceptance of the order by ZAP, the purchase order is irrevocable. If Distributor were to revoke the purchase order any time prior to shipment, the down payment will be forfeited. The balances in payment for the purchase order is due and paid prior to shipment of the Vehicles.

(e)  Terms of Purchase Orders. Distributor’s purchase orders submitted to ZAP from time to time with respect to Vehicles to be purchased hereunder and ZAP’s acceptances thereof shall be governed by the terms of this Agreement, and nothing contained in any such purchase order or acceptance document shall in any way modify such terms of purchase or add any additional terms or conditions set forth in this Agreement.

(f)  Vehicle Orders. During the term of this Agreement, Distributor shall order from ZAP Vehicles according to the following schedule set forth in Exhibit B in order to maintain its exclusive distribution rights in the Territory. If Distributor shall fail to order such amounts of Vehicles in any year as set forth above, ZAP may at its option (1) terminate this Agreement on sixty days prior written notice or (2) appoint additional distributors for the Vehicles in the Territory, in each case, at its sole discretion.

(g)  Payment. Payment of the Purchase Price for the Vehicles shall be made by Distributor to ZAP following acceptance pursuant to a letter of credit to be executed prior to shipment. Payment shall be in U.S. dollars. All exchange, banking, and other charges shall be at Distributor’s expense.

(h)  Shipping. All Vehicles delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in ZAP’s standard shipping methods, marked for shipment at Distributor’s address set forth above, or such other address as may be specified by the distributor for a particular order F.O.B. ZAP designated facility, at which time title to such Vehicles and risk of loss shall pass to Distributor. Unless otherwise instructed in writing by Distributor, ZAP shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Distributor.

(i)  Rejection of Vehicles. Distributor shall inspect all Vehicles following receipt thereof and may reject any Vehicle that fails in any material way to meet the applicable specifications for that Vehicle. No returned Vehicles will be accepted by the ZAP without its prior written authorization, which shall be given only if good faith efforts to correct any nonconformance on site are unsuccessful. To reject a Vehicle, Distributor shall notify ZAP in writing or by facsimile of its rejection within seven (7) days of delivery, any rejection received after such time shall be null and void. Distributor shall return to ZAP the rejected Vehicle, in accordance with ZAP’s instructions, as promptly as possible but no later than thirty (30) days. After receipt by ZAP of rejected Vehicles, ZAP shall, at its option and expense, either repair or replace the Vehicles.

4.   TRAINING AND SERVICE

(a)  Services by Distributor. Distributor shall have the responsibility to service and repair the Vehicles, and train the service providers with respect to the Vehicles sold in the Territory. Distributor also agrees to maintain an inventory of relevant spare parts that may be required to support its customers.

(b)  Training by ZAP. ZAP shall provide no less than one week sales, service, and/or repair training to Distributor’s personnel upon the launch of a new product or technology introduction at ZAP’s facility or at mutually agreed upon locations. Any additional training will be based on time and material cost chargeable by ZAP to Distributor. ZAP and Distributor shall each pay their own costs for travel, food, and lodging during the training period. In addition to sales and service training, ZAP shall cooperate with Distributor in establishing efficient service procedures and policies and shall provide support to Distributor’s personnel in servicing the Vehicles, including providing copies of any relevant installation, service, maintenance, and end-user manuals for the Vehicles to Distributor at no charge.

5.   INTELLECTUAL PROPERTY.

(a)  Ownership. As between the parties, ZAP shall own all intellectual property rights with respect to the Vehicles and any modifications or enhancements thereto or portions thereof. Distributor agrees that ZAP owns all right, title, and interest in the Vehicle lines that include the Vehicles and in all of ZAP’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Vehicles. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease. In the event that Distributor makes any improvements or modifications to the Vehicles, whether or not patentable, ZAP shall retain all right, title and interest in such improvements or modifications and any patent applications or patents derived therefrom. The Vehicles are offered for sale and are sold by ZAP subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Vehicles or their component hardware and Software.

(b)  Credits. As between the parties, Distributor will make available at no cost to ZAP any ZEV mandate credits or any other environmental or vehicle credits or similar devices, and any fuel economy or greenhouse gas credits, governmental or otherwise, related to sales of Vehicles.

(c)  Branding. The Vehicles will be marketed and sold by Distributor branded as ZAP vehicles. No co-branding or re-branding is allowed without the explicit written approval of ZAP.

6.   ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

(a)   Minimum Sales Quota for Exclusivity in Distribution of the Vehicles in Korea. Distributor shall, at its own expense, promote the sale of the Vehicles within the Territory, provided that ZAP shall assist Distributor with the introduction of the Vehicles into the Territory. Prior to the end of each year of this Agreement, ZAP shall determine the sales quota (“Sales Quota”) for the next subsequent year. The Sales Quota shall be expressed in U.S. Dollars based on the aggregate value of total sales under this Agreement with additional quotas for each model sold pursuant to this Agreement. Distributor shall be required to satisfy the minimum Sales Quota for each one year term of this Agreement. As set forth in Section 8(a) of this Agreement, Distributor shall not have the right to renew this Agreement for the following year if Distributor has not satisfied the Sales Quota for the then current year.

(i)  Certification. Distributor will obtain the required local certification and approval and any other licenses required to sell the Vehicles in Korea. Any adaptation or modifications needed will be approved in advance by ZAP and Zap shall assist Distributor with any such modifications.

(ii)  Personnel. Distributor shall devote sufficient qualified and suitably trained sales, marketing and technical Vehicle support personnel to the Vehicles to fulfill its responsibilities under this Agreement in accordance with the following staffing plan.

(b)  Government Approvals. Distributor, at its own cost, shall be responsible for obtaining all government approvals, permits, registrations, licenses and other permissions or clearances necessary and useful to the lawful distribution of the Vehicles in the Territory (“Permits”). Distributor agrees the ultimate responsibility for homologating, including safety and emissions compliance of the Vehicles and its components and service parts and any design changes thereafter shall rest with Distributor. This responsibility includes, but is not limited to, ensuring compliance with government or government required certification, including any self-certification, as well as any responsibilities stemming from such certifications, such as inspections, in-use performance requirements, and responding to governmental investigations. ZAP will provide at its cost, provide reasonable assistance and information to assist Distributor in obtaining such Permits. To the fullest extent allowed under applicable law, such Permits shall be obtained in the name of ZAP alone. Distributor shall keep ZAP informed with respect to such Permit acquisitions and will confer with ZAP as to all such Permits which Distributor may apply for under the terms of this Agreement. In the event of termination or expiration of this Agreement, and/or Distributor’s status change from an exclusive distributor to a non-exclusive distributor, Distributor agrees to execute such documents, render such assistance, and take such other action as ZAP may reasonably request, at Distributors’ expense, to apply for, register, perfect, confirm, and protect ZAP’s rights in the Permits including (without limitation) an assignment of all such Permit applications or Permits to Distributor or such other third party as ZAP may designate in writing.

(c)  Localization of the Vehicles. As between the two parties Distributor shall have the primary responsibility for identifying any modifications necessary to legally operate the Vehicles in the Territory and communicating the same to ZAP. ZAP shall use commercially reasonable efforts to implement any such legally required changes and shall have the right to adjust the prices in Exhibit A in order to recoup such expenses.

(d)  Import and Export Requirements. Distributor shall, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Vehicles purchased by Distributor. Distributor understands that Vehicles may be subject to regulation by agencies of the U.S.

government, including the U.S. Department of Commerce, which may affect ZAP’s ability to perform under the terms of this Agreement.

7.   CUSTOMER MATERIALS

(a)   Materials. ZAP shall promptly provide Distributor with initial marketing and technical information concerning the Vehicles as well as reasonable quantities of customer materials brochures, instructional material, advertising literature, operation manuals and other Vehicle data customarily provided to Customers, with all such material printed in the English language (“Customer Materials”).

(b)   Use, Translation and Modification of Documents and Marketing Material.

(i)   Distributor may make copies of, and print under ZAP’s copyright notice, forms of the Customer Materials that are provided to Distributor by ZAP hereunder.

(ii)   In the event that the parties agree that localization of the Customer Materials will be performed, the parties will agree in writing which materials will be localized, which languages and which Party will be responsible for such localization. All localization will be done at each Party’s respective costs, unless agreed otherwise in writing. ZAP will own all right, title, and interest in the localization of the Customer Materials regardless of which Party will perform such localization. Distributor hereby irrevocably transfers, conveys and assigns to ZAP in perpetuity all right, title, and interest in such localization of the Customer Materials including without limitation all copyrights, the right to make derivative works and collective works with respect thereto. ZAP will have the exclusive right to apply for or register copyrights and such other proprietary protections as it wishes. Distributor agrees to execute such documents, render such assistance, and take such other action as ZAP may reasonably request, at ZAP’s expense, to apply for, register, perfect, confirm, and protect ZAP’s rights in the localization of the Customer Materials. Without limiting the foregoing, ZAP will have the exclusive right to commercialize, prepare and sell Vehicles based upon, sublicense, prepare derivative works from, or otherwise use or exploit the localization of the Customer Materials. Distributor hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that Distributor (or its employees, agents or consultants) has or may have in any localization of the Customer Materials.

(iii)   In no event shall Distributor make any representations regarding the Vehicles different than or in excess of those in the information provided by ZAP in writing.

(c)   Manuals. Each Vehicle shall be distributed with a user manual which manual will be approved by ZAP.

(d)   Costs and Expenses. Except as otherwise expressly provided herein, each party shall solely bear all costs and expenses of performing its obligations hereunder. Except as provided for under this Agreement, neither party shall be liable for any costs or expenses incurred without its prior written authorization.

8.   TERM AND TERMINATION

(a)   Term. This Agreement shall continue in force for one year. Distributor may renew this Agreement annually for a term of one year by providing written notice to ZAP at least 60 days prior to the termination of this Agreement for the then current year; provided, however, that Distributor shall have the right to renew this Agreement only if (i) the Sales Quota for the then current year has been satisfied or will be satisfied prior to the end of the then current year and (ii) Distributor is in compliance with its obligations under this Agreement in all other respects. The Effective Date hereof unless terminated earlier under the provisions of this Section 8 (“Term”). Upon termination of this Agreement, Distributor will have the right to sell any Vehicle remaining in inventory on the date of termination.

(b)  Termination for Cause. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within sixty (60) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the sixty-day period, then the Agreement shall automatically terminate at the end of that period.

(c)  Fulfillment of Orders upon Termination. Upon termination of this Agreement for other than Distributor’s breach, ZAP shall continue to fulfill, subject to the terms of Section 3 above, all orders accepted by ZAP prior to the date of termination or expiration.

(d)  Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of ZAP or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

(e)  Survival of Certain Terms. The provisions of Sections 9, 10 shall survive the termination of this Agreement for any reason. All other rights, licenses and obligations of the parties shall cease upon termination of this Agreement.

9.    CONFIDENTIALITY

(a)  Designation. As used herein, Confidential Information means any information of a party which is designated confidential in writing at the time of disclosure, or if disclosed orally, confirmed in writing as confidential within thirty (30) days. The terms of this Agreement will constitute Confidential Information, except to the extent that such information is disclosed in confidence and in good faith and in confidence to a legitimate potential, or actual, strategic investor, investment banker, venture capital firm, legal counsel, or consultant, or as required by regulation, statute or other law.

(b)  Use and Disclosure. Each party agrees: (1) to treat the other party’s Confidential information with the same degree of care as it maintains its own information of a similar nature from disclosure and (2) and that it will not use the Confidential Information except to exercise its rights and obligations under this Agreement. Each party will use at least the same procedures and degree of care which it uses to protect the confidentiality of its own Confidential Information of like importance, and in no event less than reasonable care. Notwithstanding this Section 9, a receiving party may disclose the other party’s Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body, but only if the receiving party provides prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

(c)   Return. Upon termination or expiration of this Agreement for any reason, a party receiving confidential information, shall return such confidential information and all copies thereof, to the party originally disclosing such information within thirty (30) days.

10.   TRADEMARKS AND TRADE NAMES

(a)   During the Term of this Agreement, Distributor shall be authorized and shall have the right to indicate to the public that it is authorized to sell the Vehicles and to advertise within the Territory the Vehicles under such Vehicle names, trademarks, marks, and trade names that ZAP, in its sole discretion, may adopt from time to time (“Trademarks”).

(b)   Distributor shall use the Trademark only for original Vehicle meeting the quality standards established by the regulatory agencies in the Territory and specifications established in the regulatory approvals in the Territory under which the Vehicle is sold, if any, and all applicable laws and regulations in the Territory. ZAP, or its duly appointed agent, shall have the right to inspect the premises of Distributor where the Vehicle is held or stored, and Distributor shall permit such inspection, upon advance notice at any reasonable time, of the methods and procedures used in the storage and sale of the Vehicle.

(c)   Distributor shall use the Trademark only in such form and manner as shall be approved from time to time in writing by ZAP. Distributor further undertakes to comply with all laws and regulations pertaining to the Trademark in force at any time in the Territory including, but not limited to, compliance with marking requirements. Use of the Trademark by Distributor on labels and packaging or on other printed material shall be accompanied by an appropriate statement that such Trademark is a “Licensed Trademark”, or such other appropriate legend as ZAP shall direct in writing. The Trademark shall always be given distinctive typographical treatment when used by Distributor. Copies of all labels, packaging and other printed material on which the Trademark is used shall be submitted to ZAP for approval prior to use in accordance with the terms of the License Agreement. Distributor shall not use the Trademark in any manner whatsoever which may jeopardize the significance, distinctiveness or validity thereof.

(d)   The Trademark shall at all times remain the exclusive property of ZAP and all use of the Trademark hereunder and all use thereof shall inure to the benefit of ZAP. Nothing in this Agreement shall be construed as granting or transferring to Distributor any right, title or interest in and to the Trademark except the right to use the same during the term of this Agreement, as provided in this Agreement and in the License Agreement.

(e)   Distributor agrees that it shall not use the Trademark in combination with any other trademark or trade name of its own or any third party or as a component of its business to create a composite trademark or logo or to characterize its business in any other way; and that it will use the Trademark only on, or in connection with, the Vehicle, and will not use or permit use of the Trademark in connection with goods other than the Vehicle; and that the Trademark and the goodwill associated therewith are and shall continue to be the exclusive property of ZAP.

(f)   Distributor agrees to cooperate with ZAP in providing information, specimens, and documentation that may be useful or required in order to effect trademark registrations, or for maintenance and renewal of trademark registrations for the Trademark in the Territory should ZAP choose to pursue them. ZAP does not warrant that any filed applications will result in registration; however, ZAP may apply for substitute marks in those countries where any applications do not result in registration and such trademarks will be included in this Trademark Agreement pursuant to a formal written amendment hereto. Any and all registrations for the Trademark shall be the exclusive property of ZAP. Distributor shall, at Distributor’s expense, execute any and all documents reasonably required by ZAP to record Distributor as a registered user or Distributor of the Trademark in the Territory. Distributor agrees to cooperate as requested by ZAP in arranging for such recordings and/or entries, or in maintaining, varying or canceling such recordings and/or entries in the event of amendment to, or termination of, this Agreement for any reason.

(g)   Nothing in this Agreement shall be construed as a warranty on the part of ZAP regarding the Trademark, including without limitation, that use of the Trademark in the Territory will not infringe the rights of any third parties. Accordingly, Distributor acknowledges and agrees that ZAP makes no such warranty.

(h)   In the event that Distributor learns of any infringement or imitation or threatened infringement or imitation of the Trademark, or any passing-off, Distributor shall forthwith notify ZAP or its authorized representative in writing giving particulars thereof and Distributor shall provide necessary information and assistance to ZAP, or its authorized representatives, in the event that ZAP decides that proceedings should be commenced or defended. The commencement, strategies, termination and settlement of any action relating to the Trademark shall be decided solely by ZAP. Any such proceedings shall be at the expense of ZAP, and any recoveries shall be to the sole benefit of ZAP. Nothing herein, however, shall be deemed to require ZAP to enforce the Trademark against others, and Distributor shall not institute any suit or take any action on account of infringement or imitation of the Trademark without the prior written consent of ZAP.

(i)   Distributor agrees to defend, indemnify and hold ZAP, their affiliates and their respective directors, officers, employees, contractors, agents, successors and assigns, harmless from and against any and all claims, losses, damages, costs, fees, expenses, liabilities and obligations of any kind (including reasonable attorney’s fees and other legal costs and expenses) that ZAP may at any time suffer, or incur, or become subject to as a result of or arising from the unauthorized use of the Trademark by Distributor or any breach of this Agreement by Distributor. ZAP shall have the right to be represented in any such action by attorneys of its selection.

(j)   ZAP assumes no liability to Distributor or to any third parties with respect to the quality, performance or characteristics of any of the goods manufactured or sold by Distributor under the Trademark pursuant to this Agreement.

11.   WARRANTIES

(a)  Limited Warranty. A limited Vehicle warranty is set forth in Exhibit C hereto.

(b)  General Warranty. Each party represents and warrants (i) it is authorized to execute and deliver this Agreement and to perform its obligations hereunder, and (ii) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative agency having authority over it.

(c)  Warranty Disclaimer, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW AND EXCEPT AS EXPRESSLY STATED HEREIN, ZAP MAKES NO OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND

ZAP AND ITS SUPPLIERS HEREBY SPECIFICALLY DISCLAIM ALL OTHER EXPRESS, STATUTORY AND IMPLIED WARRANTIES AND CONDITIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND THE IMPLIED CONDITION OF SATISFACTORY QUALITY.

12.   WARRANTIES

(a)  Waiver of Consequential Damaqes. IN NO EVENT WILL ZAP BE LIABLE TO DISTRIBUTOR FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY, EVEN IF ZAP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE GRANTING OR USE OF THE LICENSES HEREUNDER.

(b)  Total Liability. ZAP’S TOTAL LIABILITY TO DISTRIBUTOR OR ANY THIRD PARTY HEREUNDER SHALL NOT EXCEED THE AMOUNT PAID BY DISTRIBUTOR TO ZAP UNDER THIS AGREEMENT.

(c)  Indemnification. Distributor shall indemnify, defend and hold harmless ZAP and its Affiliates against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of its breach of this Agreement or violation of applicable law.

(d)  Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California, U.S.A. Distributor hereby expressly consents to (i) the personal jurisdiction of the federal and state courts within California, (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein Distributor or any of its assets are present.

(e)  Arbitration. In the event a dispute arises between the parties relating to this Agreement, or any alleged breach or the grounds for the termination thereof (a “Dispute”), other than failure by the Distributor to purchase the minimum annual amount of Vehicles as required under this Agreement, the aggrieved party shall notify the other party in writing of such Dispute, and the parties shall attempt to resolve such Dispute in good faith. If, within thirty (30) days of written notice referenced above, the parties have not succeeded in resolving the Dispute, the Dispute shall be finally resolved by binding arbitration. The arbitration will be conducted in San Francisco, California, U.S.A. in accordance with the rules of the Rules of Arbitration of the International Chamber of Commerce. The arbitrator eligible to conduct the arbitration must agree to render his or her opinion within 30 days of the final arbitration hearing. The award of arbitration shall be final and binding upon the parties hereto. Judgment on the award so rendered may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this Agreement, the arbitrators shall apply the laws of the State of California, U.S.A. The cost of mediation and arbitration shall be shared equally by the parties.

(f)  Entire Agreement. This Agreement and the Exhibits attached hereto and incorporated by reference herein set forth the entire agreement and understanding of the parties relating to the subject matter herein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

(g)  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

(h)  Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

(i)  Nonassignability and Binding Effect. Each party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other party except in connection with the sale, acquisition or reorganization of such party. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Any purported assignment in violation of this Section shall be null and void.

(j)  Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys’ fees.

(k)   Currency Control. Distributor represents and warrants that as of the Effective Date, no applicable currency control laws prevent the payment to ZAP of any amounts due to ZAP under this Agreement. Distributor agrees to promptly notify ZAP of any currency control laws that may affect Distributor’s ability to make payment of any of the amounts due to ZAP under this Agreement.

(I)   Language. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will not be binding on the Parties hereto. All communications and notices to be made or given pursuant to this Agreement must be in the English language. The Parties hereto confirm that it is their wish that this Agreement, as well as other documents relating hereto, including notices, have been and will be written in the English language only.

(m)   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate as of the date stated above.

ZAP Name : Steven Schneider Title : CEO of ZAP Signature : /s/ Steven Schneider	Samyang Optics Co., Ltd. Name : Christopher Kang Title : CEO of Samyang Optics Signature : /s/ Christopher Kang